EXHIBIT 99


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PRESS RELEASE
December 20, 1996

                                     For more information contact:
                                     David M. Bradley
                                     President and Chief Executive Officer
                                     North Central Bancshares, Inc.
                                     825 Central Avenue
                                     Fort Dodge, Iowa 50501
                                     515-576-7531


             NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RETIREMENT OF
                   BOARD CHAIRMAN AND ELECTION OF NEW DIRECTOR

Fort Dodge, Iowa - December 20, 1996- North Central Bancshares, Inc. (Nasdaq:
"FFFD") David M. Bradley, President and Chief Executive Officer of North Central Bancshares, Inc. (the "Company") announced today that Paul C. Eide, is retiring as a director and Chairman of the Board of the Company effective December 31, 1996. Mr. Eide is also retiring as a director and Chairman of the Board of First Federal Savings Bank of Fort Dodge (the "Bank"), the Company's wholly owned subsidiary.

Bradley said, "First Federal owes a tremendous debt of gratitude to Paul Eide. He has served the Bank for over 16 years. During the turbulent 1980's he provided leadership and guidance to First Federal at a very critical time that helped position the Bank as the strong independent institution it is today." Robert H. Singer, Jr. of Fort Dodge, Iowa was elected as a director of the Company and the Bank, effective January 1, 1997. His current term will expire at the 1997 annual meeting. Mr. Singer is co-owner of Calvert, Singer & Kelley Insurance Services, a multi-line insurance agency based in Fort Dodge. He is a graduate of Iowa State University and has lived in Fort Dodge since 1973. Bradley said, "We are pleased that Robert H. Singer, Jr is joining our Board of Directors. Mr. Singer is a respected Fort Dodge businessman who will assist in providing leadership to the Company and the Bank in its role as a leading community oriented bank in the communities it serves."

David M. Bradley was elected as Chairman of the Board of the Company and the Bank effective January 1, 1997. Bradley has been an officer of First Federal Savings Bank since 1982 and became a director in 1989. He was named President in 1990 and Chief Executive Officer in 1992. North Central Bancshares, Inc., with over $197 million in assets, is the holding company for First Federal Savings Bank of Fort Dodge, a federally chartered stock savings bank. First Federal is a community-oriented institution serving north central Iowa through 4 full service locations in Fort Dodge, Nevada, and Ames, Iowa. First Federal's deposits are insured by the Federal Deposit Insurance Corporation.